                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                   -----------------------------
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                                                   OMB Number:  3235-0145
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                           Repeater Technologies, Inc.
                           ---------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)



                                   76027U 10 2
                                 --------------
                                 (CUSIP Number)



                                 August 8, 2000
                                 --------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]    Rule 13d-1(b)

            [ ]    Rule 13d-1(c)

            [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                               Page 1 of 8 pages

----------------------------                               ---------------------
CUSIP NO. 76027U 10 2                 13G                  PAGE 2 OF 8 PAGES
----------------------------                               ---------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           Charter Growth Capital Co-Investment Fund, L.P.
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           California
 ---------------------------- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               1,581,443
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              0
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             1,581,443
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               0
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,581,443
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable.
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON

           PN
 -------------------------------------------------------------------------------


                               Page 2 of 8 pages

----------------------------                               ---------------------
CUSIP NO. 76027U 10 2                 13G                  PAGE 3 OF 8 PAGES
----------------------------                               ---------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           Kevin J. McQuillan
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
 ---------------------------- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              2,017,272*
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               2,017,272*
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,017,272*
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable.
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON

           IN
 -------------------------------------------------------------------------------

* Includes 1,581,443 shares held by Charter Growth Capital Co-Investment Fund, L.P., 404,011 shares held by Charter Growth Capital, L.P. and 22,727 shares held by CGC Investors, L.P., of which entities Mr. McQuillan is a general partner of the general partner. Mr. McQuillan disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.


                               Page 3 of 8 pages

----------------------------                               ---------------------
CUSIP NO. 76027U 10 2                 13G                  PAGE 4 OF 8 PAGES
----------------------------                               ---------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           Steven P. Bird
 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
 ---------------------------- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              2,008,181*
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               2,008,181*
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,008,181*
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable.
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON

           IN
 -------------------------------------------------------------------------------

* Consists of 1,581,443 shares held by Charter Growth Capital Co-Investment Fund, L.P., 404,011 shares held by Charter Growth Capital, L.P. and 22,727 shares held by CGC Investors, L.P., of which entities Mr. Bird is a general partner of the general partner. Mr. Bird disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.


                               Page 4 of 8 pages

----------------------------                               ---------------------
CUSIP NO. 76027U 10 2                 13G                  PAGE 5 OF 8 PAGES
----------------------------                               ---------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
           James H. Boettcher

 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
 ---------------------------- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              2,008,181*
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               2,008,181*
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,008,181*
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable.
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON

           IN
 -------------------------------------------------------------------------------

* Consists of 1,581,443 shares held by Charter Growth Capital Co-Investment Fund, L.P., 404,011 shares held by Charter Growth Capital, L.P. and 22,727 shares held by CGC Investors, L.P., of which entities Mr. Boettcher is a general partner of the general partner. Mr. Boettcher disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.



                               Page 5 of 8 Pages

----------------------------                               ---------------------
CUSIP NO. 76027U 10 2                 13G                  PAGE 6 OF 8 PAGES
----------------------------                               ---------------------


 -------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           A. Barr Dolan

 -------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
 -------------------------------------------------------------------------------
 3         SEC USE ONLY
 -------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
 ---------------------------- --------------------------------------------------
        NUMBER OF         5   SOLE VOTING POWER

         SHARES               0
                          ------------------------------------------------------
      BENEFICIALLY        6   SHARED VOTING POWER

        OWNED BY              2,008,181*
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

        REPORTING             0
                          ------------------------------------------------------
         PERSON           8   SHARED DISPOSITIVE POWER

          WITH:               2,008,181*
 -------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,008,181*
 -------------------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable.
 -------------------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
 -------------------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON

           IN
 -------------------------------------------------------------------------------

* Consists of 1,581,443 shares held by Charter Growth Capital Co-Investment Fund, L.P., 404,011 shares held by Charter Growth Capital, L.P. and 22,727 shares held by CGC Investors, L.P., of which entities Mr. Dolan is a general partner of the general partner. Mr. Dolan disclaims beneficial ownership of the shares held by such entities, except to the extent of his pecuniary interest therein.



                               Page 6 of 8 pages

ITEM 1.
           (a)    NAME OF ISSUER:
                  Repeater Technologies, Inc.

           (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  1150 Morse Avenue
                  Sunnyvale, CA 94089

ITEM 2.
           (a)    NAMES OF PERSONS FILING:
                  Charter Growth Capital Co-Investment Fund, L.P.
                  Kevin J. McQuillan
                  Steven P. Bird
                  James H. Boettcher
                  A. Barr Dolan

           (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address for each reporting person is:
                  520 University Avenue, Suite 1500
                  Palo Alto, CA 94301

           (c)    CITIZENSHIP OF PERSONS FILING:
                  Charter Growth Capital Co-Investment Fund, L.P.: California Kevin J. McQuillan: United States
                  Steven P. Bird: United States
                  James H. Boettcher: United States
                  A. Barr Dolan: United States

           (d)    TITLE OF CLASS OF SECURITIES:
                  Common Stock, $0.001 par value

           (e)    CUSIP NUMBER:
                  76027U 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
           Not applicable.

ITEM 4.    OWNERSHIP

           (a)    AMOUNT BENEFICIALLY OWNED:

                  Kevin J. McQuillan directly holds 9,091 shares of Common Stock of Repeater Technologies, Inc. ("Common Stock"). Mr. McQuillan, Steven P. Bird, James H. Boettcher and A. Barr Dolan are each a general partner of the general partner of Charter Growth Capital Co-Investment Fund, L.P., Charter Growth Capital, L.P. and CGC Investors, L.P., and as such may be deemed to beneficially own the 1,581,443 shares of Common Stock directly held by Charter Growth Capital Co-Investment Fund, L.P., 404,011 shares of Common Stock directly held by Charter Growth Capital, L.P. and 22,727 shares of Common Stock directly held by CGC Investors, L.P. Messrs. McQuillan, Bird, Boettcher and Dolan disclaim beneficial ownership of the shares held by Charter Growth Capital Co-Investment Fund, L.P., Charter Growth Capital, L.P. and CGC Investors, L.P., except to the extent of their pecuniary interests therein.

           (b)    PERCENT OF CLASS:
                  Please see Item 11 of pages 2 through 6 of this Schedule 13G.

           (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                          Please see Item 5 of pages 2 through 6 of this
                          Schedule 13G.

                  (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                          Please see Item 6 of pages 2 through 6 of this
                          Schedule 13G.

                  (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                          Please see Item 7 of pages 2 through 6 of this
                          Schedule 13G.


                               Page 7 of 8 pages

                (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                       Please see Item 8 of pages 2 through 6 of this
                       Schedule 13G.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP
           Not applicable.

ITEM 10.   CERTIFICATION
           Not applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2001

                                 CHARTER GROWTH CAPITAL CO-INVESTMENT FUND, L.P.

                                 By: /s/ Kevin J. McQuillan
                                    ------------------------------------------
                                        Kevin J. McQuillan
                                        General Partner of the General Partner

                                 /s/ Kevin J. McQuillan
                                 ---------------------------------------------
                                 Kevin J. McQuillan

                                 /s/ Steven P. Bird
                                 ---------------------------------------------
                                 Steven P. Bird

                                 /s/ James H. Boettcher
                                 ---------------------------------------------
                                 James H. Boettcher

                                 /s/ A. Barr Dolan
                                 ---------------------------------------------
                                 A. Barr Dolan





                               Page 8 of 8 pages

                                  EXHIBIT 99.1

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 9, 2001


                                 CHARTER GROWTH CAPITAL CO-INVESTMENT FUND, L.P.

                                 By: /s/ Kevin J. McQuillan
                                    ------------------------------------------
                                        Kevin J. McQuillan
                                        General Partner of the General Partner

                                 /s/ Kevin J. McQuillan
                                 ---------------------------------------------
                                 Kevin J. McQuillan

                                 /s/ Steven P. Bird
                                 ---------------------------------------------
                                 Steven P. Bird

                                 /s/ James H. Boettcher
                                 ---------------------------------------------
                                 James H. Boettcher

                                 /s/ A. Barr Dolan
                                 ---------------------------------------------
                                 A. Barr Dolan